Exhibit 99.2

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES

PRICING OF UPSIZED OFFERING OF SENIOR SECURED NOTES DUE 2034

FRANKLIN, Tenn. (July 28, 2025) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has priced an offering of $1,790 million aggregate principal amount of its 9.750% Senior Secured Notes due 2034 (the “Notes”) (the “Notes Offering”). The size of the offering was increased by $290 million aggregate principal amount of Notes subsequent to the initial announcement of the proposed offering. The sale of the Notes is expected to be consummated on or about August 12, 2025, subject to customary closing conditions.

The Issuer intends to use the net proceeds of the Notes Offering, together with cash on hand, to retire all of its 5.625% Senior Secured Notes due 2027 (the “2027 Notes”) and to pay related fees and expenses. In particular, the Issuer intends to use the net proceeds from the Notes Offering to (i) purchase the Issuer’s outstanding 2027 Notes that are validly tendered and accepted for purchase in the cash tender offer announced July 28, 2025 and (ii) to the extent the aggregate principal amount of the 2027 Notes validly tendered and accepted for purchase in the cash tender offer is less than the total aggregate principal amount outstanding of the 2027 Notes, redeem any unpurchased principal amount of the 2027 Notes on December 15, 2025.

This press release shall not constitute a notice of redemption for or an offer to repurchase any 2027 Notes.

The Notes are being offered in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Community Health Systems, Inc. Announces Pricing of Upsized Offering

of Senior Secured Notes due 2034

July 28, 2025

Investor Contacts: Kevin J. Hammons, 615-465-7000 President and Chief Financial Officer or Anton Hie, 615-465-7012 Vice President – Investor Relations	Media Contact: Tomi Galin, 615-628-6607 Executive Vice President, Corporate Communications, Marketing and Public Affairs

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